Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Barry R. Liden, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

PERIMOUNT MAGNA DRIVES DOUBLE-DIGIT HEART VALVE GROWTH
IN EDWARDS LIFESCIENCES’ THIRD QUARTER

•             Year-To-Date Cash Flow Exceeds $100 Million

•             Gross Profit Margin Increases Significantly

•             Special Charge Recorded For In-Process R&D

IRVINE, Calif., October 21, 2004 – Edwards Lifesciences Corporation (NYSE: EW), a global leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended September 30, 2004 of $12.4 million, or $0.20 per diluted share, compared to net income of $24.5 million, or $0.40 per diluted share, for the same period in 2003.  Excluding the special charges itemized in the tables below, net income was $23.5 million, or $0.38 per diluted share, compared to net income of $20.9 million, or $0.34 per diluted share, the previous year.  During the quarter, the Company recorded a $12.3 million pretax special charge related to the estimated in-process R&D expenses associated with the previously announced acquisition of ev3, Inc.’s percutaneous mitral valve repair technology.

Third quarter net sales increased 9.1 percent to $224.8 million, compared to $206.1 million in the same quarter last year.  This quarter’s growth was aided by $7.5 million in foreign exchange and was partially offset by discontinued businesses.

“Our third quarter results were led by strong global heart valve sales growth, operating performance and cash flow,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “Once again this quarter, our momentum continues to be strong and we are clearly extending our leadership in the heart valve market.

- more -

Additionally, we are making good progress with our percutaneous valve technologies, and the cardiology community continues to show tremendous support and encouragement for this technology to help the many patients with few treatment options today.”

Sales Results

For the third quarter, the Company reported Heart Valve Therapy sales of $101.0 million, a 14.4 percent increase compared to the same quarter last year, with foreign exchange (FX) contributing $2.9 million to the growth.  “Again this quarter, underlying tissue valve growth exceeded 10 percent, led by our market-leading PERIMOUNT tissue valves,” said Mussallem.  “In the U.S., total PERIMOUNT sales grew in excess of 20 percent, led by our Magna aortic valve and Tricentrix mitral valve system.”

Critical Care sales grew 5.7 percent in the quarter to $72.0 million, with FX contributing $2.6 million to the growth.  This quarter’s underlying growth was due primarily to robust pressure monitoring product sales resulting from market share gains, and overall strong performance in emerging global markets.

Cardiac Surgery Systems sales for the quarter were $27.5 million compared to $26.5 million last year, as strong global sales growth of cannulae and U.S. TMR sales were partially offset by the recent divestiture of the Company’s perfusion services business.

Vascular sales increased to $14.3 million, and grew 9.2 percent compared to the same period in 2003, led by sales of interventional products and FX gains.  “Although we continued to produce additional sizes of our LifeStent self-expanding stents this quarter, constrained supply of a critical delivery system component limited stent sales.  We believe this issue is resolved, and we are now building inventory,” Mussallem said.  “This quarter, we completed Phase 1 of our RESILIENT clinical trial to demonstrate LifeStent’s ability to address the unique clinical demands of treating superficial femoral arteries.”

Sales of Other Distributed Products were $10.0 million in the quarter compared to $10.1 million in the year ago period.  The slight decline compared to last year resulted from the de-emphasis of certain distributed cardiology products in Japan.

Domestic and international sales for the third quarter were $102.6 million and $122.2 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin increased significantly from 57.8 percent to 60.9 percent compared to the third quarter of last year, primarily due to the expiration of currency hedging contracts earlier this year and the elimination of certain low margin businesses.

Selling, general and administrative (SG&A) expenses were $79.7 million for the quarter, or 35.5 percent of sales compared to $70.5 million in the year ago period.  The increase in SG&A was due primarily to higher sales and marketing expenses in the Company’s U.S. peripheral stent and heart valve therapy product lines, as well as higher international expenses due to foreign exchange rates.  Research and development expenses (R&D) of $21.9 million increased 30.4 percent compared to the prior year, attributable to investments in percutaneous valve programs and additional amortization related to the Percutaneous Valve Technologies, Inc. acquisition.

Long term debt at September 30 was $269.2 million, resulting in a debt-to-cap ratio of 31.0 percent.  Free cash flow generated during the quarter was $57.0 million, calculated as cash flow from operating activities of $64.9 million minus capital expenditures of $7.9 million.

During the quarter, the Company repurchased approximately 204,000 shares of common stock for about $7 million and completed the second of its share repurchase authorizations.

Nine-Month Results

For the nine months ended September 30, 2004, the Company recorded a net loss of $24.2 million compared to net income of $60.1 million for the same period of 2003.  Excluding special charges itemized in the tables below, net income was $75.2 million, or $1.21 per diluted share, compared to $69.9 million, or $1.14 per diluted share, for the same period last year.

Net sales for the first nine months of 2004 totaled $694.4 million, an increase of 9.1 percent over the same period last year.  Year-to-date growth was aided by $31.9 million in foreign exchange, partially offset by discontinued businesses.  Domestic and international sales for the nine months were $311.5 million and $382.9 million, respectively.

Free cash flow generated in the first nine months was $106.7 million, calculated as cash flow from operating activities of $129.7 million minus capital expenditures of $22.8 million.

2004 Outlook

“Based on our year-to-date results and our outlook for the fourth quarter, we remain solidly on track to achieve another year of strong performance and meet or exceed all of our 2004 financial goals,” concluded Mussallem.  “Specifically, we expect to exceed total sales of $930 million, fund investments in R&D well above the underlying sales growth rate, deliver net income growth of 13 to 15 percent excluding the impact of acquisitions and special charges, and substantially exceed our free cash flow goal.  Additionally, we are comfortable with the fourth quarter 2004 First Call mean EPS estimates.”

2004 Investor Conference

Edwards Lifesciences will be hosting its 2004 Investor Conference on December 3, 2004 in New York to provide an update on the Company’s plans for continued growth, exciting interventional technologies including percutaneous heart valve replacement and repair, and 2005 financial outlook.  Additional information about this event is available at www.edwards.com/investorconference.

About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The Company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Fogarty, LifeStent, PERIMOUNT, and Swan-Ganz.  Additional company information can be found at http://www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. EDT to discuss the results of the second quarter.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  The call will also be available via live or archived webcast on the “Investor Information” section of the Edwards’ web site at http://www.edwards.com or http://www.edwards.com/ConferenceCalls.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 120898.

This news release includes forward-looking statements that involve risks and uncertainties including those related to the extension of the Company's leadership position in the heart valve market; the progress in developing and commercializing percutaneous valve technologies; the ability to achieve another year of strong performance;

the achievement of 2004 goals for total sales, R&D investment, net income growth, earnings per share and free cash flow generation; and more generally, the ability to generate growth through product development and/or acquisition; the ability to generate and maintain sufficient cash resources to increase investment in growth opportunities, repay debt or repurchase shares; the impact of foreign exchange; timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; the effect of changing economic conditions; and other risks detailed in the company’s filings with the Securities and Exchange Commission.  These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Actual results or experience could differ materially from that expressed or implied by forward-looking statements.

Edwards Lifesciences, Edwards and PERIMOUNT Magna are trademarks of Edwards Lifesciences Corporation.  Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2004	2003	2004	2003

Net sales	$224.8	$206.1	$694.4	$636.4
Cost of goods sold	87.9	86.9	279.0	265.6

Gross profit	136.9	119.2	415.4	370.8

Selling, general and administrative expenses	79.7	70.5	237.2	217.7
Research and development expenses	21.9	16.8	63.6	53.8
Purchased in-process research and development expenses	12.3	0.0	93.3	11.8
Special charges	0.0	13.0	12.3	16.3
Interest expense, net	3.4	3.5	10.7	9.7
Other expenses (income), net	0.1	0.7	2.3	(4.3)

Income before provision for income taxes	19.5	14.7	(4.0)	65.8

Provision for income taxes	7.1	(9.8)	20.2	5.7

Net income	$12.4	$24.5	$(24.2)	$60.1

Weighted average common shares outstanding used to calculate basic earnings per share	59.7	59.1	59.6	59.0

Basic earnings per share	$0.21	$0.41	$(0.41)	$1.02

Weighted average common shares outstanding used to calculate diluted earnings per share	62.1	61.1	59.6	61.1

Diluted earnings per share	$0.20	$0.40	$(0.41)	$0.98

Operating Statistics
As a percentage of net sales:
Gross profit	60.9%	57.8%	59.8%	58.3%
Selling, general and administrative expenses	35.5%	34.2%	34.2%	34.2%
Research and development expenses	9.7%	8.2%	9.2%	8.5%
Income before provision for income taxes	8.7%	7.1%	(0.6)%	10.3%
Net income	5.5%	11.9%	(3.5)%	9.4%

Effective tax rate	36.4%	(66.7)%	(505.0)%	8.7%

Edwards Lifesciences Corporation

Unaudited Balance Sheets

(in millions)

	September 30, 2004	June 30, 2004
ASSETS

Current assets
Cash and cash equivalents	$31.0	$40.0
Accounts and other receivables, net	113.2	110.1
Inventories, net	120.5	119.5
Deferred income taxes	8.0	8.0
Prepaid expenses and other current assets	53.5	55.7

Total current assets	326.2	333.3

Property, plant and equipment, net	189.5	193.5
Goodwill	337.7	337.7
Other intangible assets, net	150.1	150.9
Investments in unconsolidated affiliates	21.9	26.7
Deferred income taxes	30.5	31.2
Other assets	16.0	16.3

Total assets	$1,071.9	$1,089.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$170.3	$156.0

Long term debt	269.2	312.8
Other non current liabilities	33.1	34.6

Stockholders’ equity
Common stock	63.8	63.7
Additional contributed capital	485.5	481.3
Retained earnings	198.2	185.8
Accumulated other comprehensive income	(33.8)	(37.3)
Common stock in treasury, at cost	(114.4)	(107.3)
Total stockholders’ equity	599.3	586.2

Total liabilities and equity	$1,071.9	$1,089.6

Certain disclosures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) contained in this discussion are accompanied by disclosures that are not prepared in conformity with GAAP.  These non-GAAP disclosures exclude certain items from the GAAP presentations.  Management has determined that these non-GAAP disclosures provide (1) a more meaningful, consistent comparison of the Company’s operating results for the periods presented, on a basis consistent with management’s means of evaluating operating performance, and (2) additional information for investors to assess changes between periods that better reflect the Company’s ongoing operations. These non-GAAP disclosures, and the basis for excluding them, are set forth below:

In-Process Research and Development - The Company incurred purchased in-process research and development expenses on the acquisition of PVT and ev3 this year and Jomed last year.  Given the materiality and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded in the Unaudited Consolidated Statements of Operations and the Unaudited Reconciliation of Consolidated Statements of Operations.

Other Items - The Company generated certain special charges, related to (i) the 2004 termination of its Lifepath AAA program and its Interventional Cardiology products, (ii) the impairment of certain investments in 2004, (iii) the sale of its German perfusion business in 2003, and (iv) the headcount reduction program implemented in 2003.  In addition, in 2003 the Company received a one-time Brazilian tax benefit .. Given the materiality and unusual nature of these items relative to the operating results for the periods presented, these items have been excluded in the Unaudited Consolidated Statements of Operations and the Unaudited Reconciliation of Consolidated Statements of Operations.

Results of Discontinued Businesses - The Company has exited certain businesses during the periods presented.  In light of the significance of the impact these businesses had on the profitability of the Company, the results of these businesses have been excluded in the Reconciliation of Sales by Product Line and Region.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and growth rates of the Company’s underlying business.  The impact of foreign exchange rate fluctuations have been excluded in the Reconciliation of Sales by Product Line and Region.  Management believes that excluding these impacts helps explain changes in the fundamental business operations.

Edwards Lifesciences Corporation

Unaudited Reconciliation of Consolidated Statements of Operations

		Special Charge
(in millions, except per share data)	Q3 2004 As Reported	ev3 IPR&D	Q3 2004 As Adjusted	YTD 2004 As Adjusted

Net sales	$224.8		$224.8	$694.4
Cost of goods sold	87.9		87.9	279.0

Gross profit	136.9		136.9	415.4

Selling, general and administrative expenses	79.7		79.7	237.2
Research and development expenses	21.9		21.9	63.6
Purchased in-process research and development expenses	12.3	(12.3)	0.0	0.0
Special charges	0.0		0.0	0.0
Interest expense, net	3.4		3.4	10.7
Other expenses (income), net	0.1		0.1	2.3
Income before provision for income taxes	19.5	12.3	31.8	101.6

Provision for income taxes	7.1	1.2	8.3	26.4
Net income	$12.4	$11.1	$23.5	$75.2

		Special Charges
	YTD 2004 As Reported	PVT IPR&D	Lifepath AAA Program Termination	Interventional Cardiology Product Termination	Investment Impairments	ev3 IPR&D

Net sales	$694.4
Cost of goods sold	279.0

Gross profit	415.4

Selling, general and administrative expenses	237.2
Research and development expenses	63.6
Purchased in-process research and development expenses	93.3	(81.0)				(12.3)
Special charges	12.3		(8.4)	(2.2)	(1.7)
Interest expense, net	10.7
Other expenses (income), net	2.3
Income before provision for income taxes	(4.0)	81.0	8.4	2.2	1.7	12.3

Provision for income taxes	20.2	0.6	2.8	0.9	0.7	1.2
Net income	$(24.2)	$80.4	$5.6	$1.3	$1.0	$11.1

Edwards Lifesciences Corporation

Unaudited Reconciliation of Consolidated Statements of Operations

		Special Charges
(in millions, except per share data)	Q3 2003 As Reported	Headcount Reduction	Brazil Tax Benefit	Q3 2003 As Adjusted

Net sales	$206.1			$206.1
Cost of goods sold	86.9			86.9

Gross profit	119.2			119.2

Selling, general and administrative expenses	70.5		(0.5)	70.0
Research and development expenses	16.8			16.8
Purchased in-process research and development expenses	0.0			0.0
Special charges	13.0	(13.0)		0.0
Interest expense, net	3.5			3.5
Other expenses (income), net	0.7			0.7
Income before provision for income taxes	14.7	13.0	0.5	28.2

Provision for income taxes	(9.8)	3.4	13.7	7.3
Net income	$24.5	$9.6	$(13.2)	$20.9

		Special Charges
	YTD 2003 As Reported	Jomed IPR&D	German Perfusion Sale	Headcount Reduction	Brazil Tax Benefit	YTD 2003 As Adjusted

Net sales	$636.4					$636.4
Cost of goods sold	265.6					265.6

Gross profit	370.8					370.8

Selling, general and administrative expenses	217.7				(0.5)	217.2
Research and development expenses	53.8					53.8
Purchased in-process research and development expenses	11.8	(11.8)				0.0
Special charges	16.3		(3.3)	(13.0)		0.0
Interest expense, net	9.7					9.7
Other expenses (income), net	(4.3)					(4.3)
Income before provision for income taxes	65.8	11.8	3.3	13.0	0.5	94.4

Provision for income taxes	5.7	1.2	0.5	3.4	13.7	24.5
Net income	$60.1	$10.6	$2.8	$9.6	$(13.2)	$69.9

Edwards Lifesciences Corporation

Unaudited Consolidated Statements of Operations

Excluding Special Charges

(in millions, except per share data)	3Q03	YTD 03	3Q04	YTD 04

Net sales	$206.1	$636.4	$224.8	$694.4
Cost of goods sold	86.9	265.6	87.9	279.0

Gross profit	119.2	370.8	136.9	415.4

Selling, general and administrative expenses	70.0	217.2	79.7	237.2
Research and development expenses	16.8	53.8	21.9	63.6
Interest expense, net	3.5	9.7	3.4	10.7
Other expense (income), net	0.7	(4.3)	0.1	2.3
Income before provision for income taxes	28.2	94.4	31.8	101.6

Provision for income taxes	7.3	24.5	8.3	26.4

Net income	$20.9	$69.9	$23.5	$75.2

Weighted average common shares outstanding used to calculate basic earnings per share	59.1	59.0	59.7	59.6

Basic earnings per share	$0.35	$1.18	$0.39	$1.26

Weighted average common shares outstanding used to calculate diluted earnings per share	61.1	61.1	62.1	62.0

Diluted earnings per share	$0.34	$1.14	$0.38	$1.21

Operating Statistics
As a percentage of net sales:
Gross profit	57.8%	58.3%	60.9%	59.8%
Selling, general and administrative expenses	34.0%	34.1%	35.5%	34.2%
Research and development expenses	8.2%	8.5%	9.7%	9.2%
Income before provision for income taxes	13.7%	14.8%	14.1%	14.6%
Net income	10.1%	11.0%	10.5%	10.8%

Effective tax rate	26%	26%	26%	26%

Note: Numbers may not foot due to rounding.

Edwards Lifesciences Corporation

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

Sales by Product Line	3Q 2004	3Q 2003	GAAP Growth Rate	Discontinued Business Impact	FX Impact	3Q 2003 FX Adjusted	Underlying Impact	Underlying
Heart Valve Therapy	$101.0	$88.3	14.4%	$0.0	$2.9	91.2	$9.8	10.8%
Critical Care	72.0	68.1	5.7%	0.0	2.6	70.7	1.3	1.9%
Cardiac Surgery Systems	27.5	26.5	3.8%	(1.7)	0.8	25.7	1.8	7.2%
Vascular	14.3	13.1	9.2%	(1.1)	0.5	12.5	1.8	14.4%
Other Distributed Products	10.0	10.1	(1.0)%	0.0	0.7	10.8	(0.8)	(7.6)%
Total Sales	$224.8	$206.1	9.1%	$(2.7)	$7.5	$210.9	$13.9	6.6%

Sales by Product Line	YTD 3Q 2004	YTD 3Q 2003	GAAP Growth Rate	Discontinued Business Impact	FX Impact	YTD 3Q 2003 FX Adjusted	Underlying Impact	Underlying
Heart Valve Therapy	$314.2	$274.1	14.6%	$0.0	$11.5	285.6	$28.6	10.0%
Critical Care	222.7	203.2	9.6%	0.0	11.1	214.3	8.4	3.9%
Cardiac Surgery Systems	80.5	85.4	(5.7)%	(7.8)	4.4	81.9	(1.4)	(1.8)%
Vascular	44.6	40.9	9.0%	(1.1)	2.1	41.9	2.7	6.4%
Other Distributed Products	32.4	32.8	(1.2)%	0.0	2.8	35.6	(3.2)	(9.0)%
Total Sales	$694.4	$636.4	9.1%	$(8.9)	$31.9	$659.4	$35.0	5.3%

Sales by Region	3Q 2004	3Q 2003	Change
United States	$102.6	$94.5	$8.1
Europe	50.6	43.6	7.0
Japan	47.3	46.4	0.9
Rest of World	24.3	21.6	2.7
International	122.2	111.6	10.6
Total	$224.8	$206.1	$18.7

Sales by Region	YTD 3Q 2004	YTD 3Q 2003	Change
United States	$311.5	$289.0	$22.5
Europe	164.0	141.3	22.7
Japan	147.7	144.3	3.4
Rest of World	71.2	61.8	9.4
International	382.9	347.4	35.5
Total	$694.4	$636.4	$58.0